UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐            Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting material Pursuant to §240.14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA ADVISORS, LLC

ANCORA ALTERNATIVES LLC

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP LLC

ANCORA HOLDINGS GROUP, LLC

ANCORA IMPACT FUND LP

ANCORA IMPACT FUND LP SERIES AA

ANCORA IMPACT FUND LP SERIES BB

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

INVERNESS HOLDINGS LLC

BETSY ATKINS

JAMES BARBER, JR.

WILLIAM CLYBURN, JR.

NELDA CONNORS

FREDERICK DISANTO

SAMEH FAHMY

JOHN KASICH

GILBERT LAMPHERE

ALLISON LANDRY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Ancora Alternatives LLC (“Ancora Alternatives”), together with the other participants named herein, have filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of their slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern Corporation, a Virginia corporation (the “Company”). Promptly after filing its definitive proxy statement with the SEC, Ancora Alternatives will forward the definitive proxy statement and accompanying BLUE proxy card to each stockholder entitled to vote at the 2024 Annual Meeting.

Item 1: On March 7, 2024, Ancora Alternatives posted the following materials to its campaign website at www.movenscforward.com (the “Website”). Copies of the materials posted to the Website are reproduced below. From time to time, Ancora Alternatives and the other participants named herein may refer shareholders of the Company to recent articles or other materials, copies of which are reproduced as Exhibits 1 and 2.

Exhibit 1:

Norfolk Southern Board Nominees State Serious and Urgent Concerns About Recent Unpublicized Norfolk Southern Locomotive Collisions

March 7, 2024

Cleveland, Ohio

To the Norfolk Southern Board of Directors and Employees, U.S. Government Regulatory Boards and Agencies, Local Communities, Customers, Suppliers, Shareholders and Other Stakeholders of Norfolk Southern:

In light of the facts, judgments made and actions taken surrounding last weekend’s serious collision of three Norfolk Southern Corporation (“Norfolk Southern” or the “Company”) trains near Bethlehem, Pennsylvania, we, as the eight nominees for election to the Norfolk Southern Board of Directors (the “Board”), feel compelled to directly express our serious and urgent concerns about Norfolk Southern’s present and ongoing safety practices, protocols, culture and leadership.

Fortunately, no known direct, serious physical injury resulted from this most recent Norfolk Southern derailment in the Lehigh Valley, but we believe the circumstances surrounding this latest accident are, in some ways, even more serious than East Palestine.

The final preliminary report on the accident by the National Transportation Safety Board (the “NTSB”) is several weeks away.i However, what is known now from public reporting about the accident’s causes is alarming. Our analysis is derived from the facts as reported to date by the NTSB, our collective railroading expertise, discussions with expert third parties and Norfolk Southern employees, and visual inspection of photographs of the accident scene.

SUMMARY

From public reporting, we know that on Saturday, March 2, 2024, beginning at 7:15 am EST,ii three Norfolk Southern locomotives, box cars, double stack intermodal container cars, and tanker cars, collided and seriously derailed two locomotives and trailing consists. As we understand it, the accident took place on Norfolk Southern’s principal and busiest main track corridor between Chicago and New York and occurred 3.5 miles east of Bethlehem, Pennsylvania, which has a metropolitan population of 850,000.

The derailment spilled diesel fuel and polypropylene-chemical plastic pellets into the Lehigh River and along its banks.iii The Lehigh River is a direct drinking water source for hundreds of thousands of people and is a tributary to the Delaware River that itself supports the drinking water supply for 15 million people.iv

The NTSB’s preliminary reporting found that an eastbound Norfolk Southern train collided with the back end of another Norfolk Southern train that was standing still on the same track. The speed was sufficient to cause wreckage to cascade onto the adjacent parallel track. Thereafter, a westbound Norfolk Southern train struck the wreckage resulting in further derailments.v

Officials said there was no danger to the public from the collision, derailment or spills and no evacuation orders were put into effect.vi

Shortly after the accident, a Norfolk Southern press release to local media downplayed the potential seriousness of the accident and did not mention its cause. The release noted that there was a “small diesel fuel leak which is common when locomotives are involved.” The Company noted it was “always working to advance safety” and “will investigate the incident to understand how it happened and prevent others like it.”vii

We will await the NTSB’s report being made available publicly on an expedited basis to help all stakeholders assess Norfolk Southern’s true commitment to improving its safety culture. However, even from the preliminary reporting described above and based on our collective experience, we are able to pinpoint several areas of serious concern.

Source: Nancy Fire Run Company

DISCUSSION, ANALYSIS AND CONCLUSIONS

Based on our experience, we believe the Lehigh Valley accident was preventable and raises three sets of questions about Norfolk Southern’s operations, management and culture.

The first set of questions involves management of a very busy stretch of mainline. The accident occurred between the large and newly reopened hump yard near Allentown and Norfolk Southern’s intermodal terminal in Bethlehem, which lies 3.5 miles east of the accident site. One of Norfolk Southern’s trains was standing still on this busy section of mainline track. This stationary train could have resulted from equipment failure, congestion or another as yet unknown cause. In our experience, congestion can be caused by a variety of factors, including being generated at the point of origination or due to a train awaiting crews and locomotives. We also know that Norfolk Southern’s dwell hours in terminal are high relative to other Class I railroads. In our view, the congestion in this section of the mainline enabled a potentially dangerous situation that ultimately resulted in multiple collisions and a derailment.

Second, we have great difficulty in understanding how it is possible for two trains to collide within the same “safety block” (and on the same track), which is customarily 10 to 15 miles long. Congress has mandated that Positive Train Control (PTC) systems be put in place on mainlinesviii in part to prevent two trains from colliding from the rear or head-on by automatically controlling the speed and braking of the moving trains. Given the role and importance of systems like PTC, the possibility for an incident like this to happen would require a failure of the system or direction to override the system by Norfolk Southern management. As such, the Lehigh Valley accident raises important questions about the functionality (or lack thereof) of the PTC system on this section of the line. Moreover, additional information is required about the decisions of dispatchers and controllers with respect to trains in a safety block on a mainline. In our estimation, the events of March 2, 2024 suggest that the automatic controls, the judgments of operators or a systemic failure resulted in two trains being permitted to collide on the same track. In our experience, a conductor’s view from a locomotive is only approximately a half mile, and visibility may have been further limited by rain at the time of the accident, while a freight train traveling at normal speed of 45 mph takes approximately one mile to stop. In such cases, railroads must rely on other safety measures – including extremely low speed, careful estimation of distance and positioning using wayside signaling – to augment a PTC system that may not be functioning well or even at all. Seen in this light, we believe that the accident raises serious concerns about the culture of safety at Norfolk Southern.

Finally, we question how and why the initial collision was permitted to escalate into a three-train accident. Why did Norfolk Southern clear the westbound train to proceed past the two trains that had already collided on the adjoining eastbound tracks, and that had already resulted in wrecked cars on the westbound track? As a result, a second accident involving a third train occurred. We believe this second collision raises important concerns with Norfolk Southern’s controls. Was the operations center aware of the first accident in a timely manner, and was the alert automatic or dependent on verbal communications by personnel who had just been involved in a significant accident? It would appear that either the information technology systems, which should have alerted operators to a problem on the line, either failed to do so, or the operators failed to appreciate that the westbound line was heavily impaired by the first collision.

RECOMMENDATIONS, NEXT STEPS, PRIORITIES FOR THE BOARD NOMINEES

If elected to the Board, we would examine closely Norfolk Southern’s touted 42% decline in mainline accidents during 2023.ix Our experience on railroads shows that the severity of accidents is as important as the frequency of accidents, and the former has also been of great concern at Norfolk Southern in recent times. We believe in prioritizing the following:

1. Less Congestion

Less congestion on a line means a safer railroad. In our experience, there are targeted ways to decrease congestion, including having fewer assets in transit, using existing assets more efficiently and reducing equipment failures, among other measures.

2. Employees

Safe railroads should prioritize recruiting the best people and then ensure the right person is in the right place at the right time doing the right thing in the safest possible way. As we recently announced, each of the nominees is committed to Norfolk Southern ensuring a two-person crew on mainline trains as a measure to enhance safety and empower operators to identify, assess and resolve problems.

3. Safety

A culture of safety and risk management is key. The evidence to date suggests that the Lehigh Valley collisions occurred as operators were prioritizing the movement of trains over safety. A corporate culture that prioritizes on time delivery and clearing lanes for intermodal and merchandise growth over safety and risk management, in our view, effectively condones unnecessary risk taking.

Next Steps:

If elected to the Board, we will be committed to working with our management team to create a culture and process that increase employee engagement. We would like to see Norfolk Southern’s management analyze every equipment failure and every train delay with the objective of increasing network fluidity and reducing needed assets. This approach will reduce congestion and the probability of collisions.

We will also undertake a comprehensive process to review accidents and injuries, including close calls, which focuses on the root causes of failures, whether they are human, rail, signal, bridges or cars. Most importantly, we intend to hold management accountable for failures.

Norfolk Southern’s current underperformance on operational, financial and safety metrics have one thing in common: weak leadership.

We believe that the strong and prudent leadership that we will bring to the Board will instill a culture of safety at Norfolk Southern and enhance the Company’s safety record, which will benefit all stakeholders.

i CBS News: NTSB investigating Norfolk Southern train crash in Northampton County (March 3, 2024)

ii NBC News: Pa. train derailment leaves cars on riverbank and in water; no injuries or hazardous materials reported (March 2, 2024)

iii CBS News: Norfolk Southern train derailment spills diesel fuel, plastic pellets along river near Bethlehem, Pa. (March 2, 2024)

iv New York Times: Freight Cars Derail on Lehigh River in Pennsylvania After 3-Train Crash (March 2, 2024)

v The Morning Call: 3 trains involved in Northampton County derailment that sent 2 engines and diesel fuel into Lehigh River; NTSB reveals new details [Update] (March 2, 2024)

vi WFMZ: Northampton County Executive Lamont McClure and Lower Saucon Township Police Chief Thomas Barndt news conference (March 2, 2024)

vii NBC Philadelphia: Train derails in Northampton County, several cars end up in Lehigh River (March 2, 2024)

viii U.S. Department of Transportation Federal Railroad Administration Positive Train Control (PTC)

ix Press Release: Norfolk Southern corrects false and misleading claims (March 4, 2024)

Exhibit 2:

Item 2: On March 7, 2024, Ancora Holdings Group, LLC and its affiliates issued the following press release, which was simultaneously uploaded to the Website:

Ancora’s Proposed Directors and Management Team Release Statement and White Paper Regarding Opportunities for Enhanced Safety at Norfolk Southern

New Leadership Plans to Require Every Norfolk Southern Train Operating on a Mainline to Have a Two-Person Crew, Representing an Important Upgrade to the Company’s Current Policy

March 07, 2024 12:00 PM Eastern Standard Time

CLEVELAND--(BUSINESS WIRE)--Ohio-based Ancora Holdings Group, LLC (collectively with its affiliates, “Ancora” or “we”), which owns a large equity stake in Norfolk Southern Corporation (NYSE: NSC) (“Norfolk Southern” or the “Company”), today announced that its slate of director candidates and suggested management team have issued the below statement and released a summarized white paper that includes analysis and recommendations pertaining to the Company’s safety culture (downloadable here).

“As proposed directors and executives, we continue to analyze Norfolk Southern’s challenges and opportunities with the focus and intensity of a sitting corporate leadership team. We realize that the most important assets of any railroad are its experienced operators. Conductors, engineers and other workers on the railroad are the essential factor in ensuring safe and productive operations. Today, we are announcing our firm support for a policy that would ensure that every Norfolk Southern train operating on a mainline has a two-person crew. We believe a two-person crew is one of the very best ways to enhance operational safety and empower operators to identify, assess and resolve problems. Under our leadership, we intend to ensure that Norfolk Southern’s mainline trains always have a two-person crew.

We recognize that railroads are complex organizations, and railroading is dangerous work. While we appreciate the technological advances that continue to enhance safety and operational performance, safe railroading still relies primarily on human oversight and ingenuity. Crews routinely respond to unusual and unanticipated circumstances that require rapid decisions based on human judgment of many variables. Workers will remain, for the foreseeable future, the bedrock of safe railroad operations.”

Ancora’s director candidates include Betsy Atkins, Jim Barber, Jr., William Clyburn, Jr., Nelda Connors, Sameh Fahmy, former Ohio Governor John Kasich, Gilbert Lamphere and Allison Landry. The proposed management team includes Mr. Barber and Jamie Boychuk. Learn more at www.movenscforward.com.

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About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management, retirement plan services and insurance solutions to individuals and institutions across the United States. The firm is a long-term supporter of union labor and has a history of working with union groups and public pension plans to deliver long-term value. Ancora’s comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Advisors

Cadwalader, Wickersham & Taft LLP is serving as legal advisor, with Longacre Square Partners LLC serving as communications and strategy advisor and D.F. King & Co., Inc. serving as proxy solicitor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Ancora Alternatives LLC (“Ancora Alternatives”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Ancora Alternatives that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Ancora Alternatives nor any participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Ancora Alternatives does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Alternatives and the other Participants (as defined below) have filed a preliminary proxy statement and accompanying BLUE proxy card (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) of Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern” or the “Corporation”). Promptly after filing its definitive proxy statement with the SEC, Ancora Alternatives will forward the definitive proxy statement and accompanying BLUE proxy card to each stockholder entitled to vote at the 2024 Annual Meeting.

The participants in the proxy solicitation are Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Merlin Institutional, LP, (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Impact Fund LP Series AA (“Ancora Impact AA”) and Ancora Impact Fund LP Series BB (“Ancora Impact BB”) (each of which is a series fund within Ancora Impact Fund LP) (Ancora Catalyst Institutional, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst, Ancora Bellator, Ancora Impact AA and Ancora Impact BB, collectively, the “Ancora Funds”), Ancora Advisors, LLC (“Ancora Advisors”), The Ancora Group LLC (“Ancora Group”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Alternatives, Ancora Holdings Group, LLC (“Ancora Holdings”) and Frederick DiSanto (collectively, the “Ancora Parties”); and Betsy Atkins, James Barber, Jr., William Clyburn, Jr., Nelda Connors, Sameh Fahmy, John Kasich, Gilbert Lamphere and Allison Landry (the “Ancora Nominees” and, collectively with the Ancora Parties, the “Participants”).

Ancora Alternatives, as the general partner and investment manager of each of the Ancora Funds and as the investment manager of the Ancora Alternatives separately managed accounts (each, an “SMA”) may be deemed to beneficially own in the aggregate 913,180 shares of Common Stock (of which 830,380 shares of Common Stock are directly and beneficially owned by the Ancora Funds, including the 123,500 shares of Common Stock underlying 1,235 American call options held directly and beneficially in aggregate by the Ancora Funds, and of which 82,800 shares of Common Stock are held indirectly and beneficially by the Ancora Alternatives SMAs). Ancora Advisors, as the investment advisor to the SMA of Ancora Advisors, may be deemed to beneficially own all of the 270 shares of Common Stock held in the Ancora Advisors SMA. Ancora Group, as the sole member of Ancora Advisors, may be deemed to beneficially own all of the 270 shares of Common Stock held in the Ancora Advisors SMA. Ancora Family Wealth, as the investment advisor to the Ancora Family Wealth SMAs, may be deemed to beneficially own all of the 9,847.28 shares of Common Stock held in the Ancora Family Wealth SMAs. Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed to beneficially own all of the 9,847.28 shares of Common Stock held in the Ancora Family Wealth SMAs. Ancora, as the sole member of each of Ancora Alternatives, Ancora Group and Inverness Holdings, may be deemed to beneficially own in the aggregate 923,297.28 shares of Common Stock held by the Ancora Funds (including the 123,500 shares of Common Stock underlying 1,235 American call options), the Ancora Alternatives SMAs, the Ancora Advisors SMA and the Ancora Family Wealth SMAs. Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora, may be deemed to beneficially own in the aggregate 923,297.28 shares of Common Stock held by the Ancora Funds (including the 123,500 shares of Common Stock underlying 1,235 American call options), the Ancora Alternatives SMAs, the Ancora Advisors SMA and the Ancora Family Wealth SMAs. The Ancora Parties beneficially own 923,297.28 shares of Common Stock in the aggregate (including the 123,500 shares of Common Stock underlying 1,235 American call options). Gilbert Lamphere owns 1,200 shares of Common Stock and Sameh Fahmy owns 3,000 shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

ANCORA ALTERNATIVES STRONGLY ADVISES ALL SHAREHOLDERS OF NORFOLK SOUTHERN TO READ THE PRELIMINARY PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY ANCORA ALTERNATIVES AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE ON WWW.MOVENSCFORWARD.COM AND THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (SHAREHOLDERS CAN CALL TOLL-FREE: +1 (866) 227-7300).

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Contacts

Longacre Square Partners

Joe Germani / Charlotte Kiaie, 646-386-0091

MoveNSCForward@longacresquare.com

D.F. King & Co., Inc.

Edward McCarthy

212-229-2634

MoveNSCForward@dfking.com

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